Press Release

Universal Travel Group Inc.

Achieves International License to Offer International Package Tours

SHENZHEN, China, January 26, 2011 – Universal Travel Group Inc. (“Universal Travel Group” or the “Company”) (NYSE: UTA), a leading travel services provider in China, offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced it has obtained the International Travel License issued by the National Travel Authority on December 24, 2010, granting it the right to operate and offer global package tours  in mainland People’s Republic of China (“PRC”). In the past, the Company had only been able to offer such packages through agencies which possess this license. There are over 20,000 travel agencies in the PRC, of which only approximately 1,300 travel agencies have this International Travel License.  The Company was one of the five travel agencies in Guangdong province that was awarded this license last year.

In an effort to enhance its brand recognition and loyalty, the Company has also revamped its company logo to include its corporate name in Chinese characters and website. This new Company logo will be used by all its operating subsidiaries throughout the PRC.

 “We are very excited to receive this international license which will allow us to grow our business by offering overseas package tours directly to our customers in China,” said Ms. Jiangping JIANG, Chairwoman and Chief Executive Officer of Universal Travel Group. “With the increase number of days for national holidays and growing travel and leisure awareness, we believe the international package tour business will continue to grow. According to a report issued by the World Tourism Organization, Chinese tourists spent approximately $44 billion worldwide outside of China. We plan to leverage our international license to incorporate it into our existing business model and integrate this option into our other travel services and products”.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels.

For more information, please visit Universal Travel Group‘s website at us.cnutg.com

For investor and media inquiries, please contact:

Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer

Universal Travel Group Inc.

Tel: 86-755-86319549,

Fax: 86-755-86319348,

06@cnutg.com

Website: us.cnutg.com

Christensen

Kimberly Minarovich

Tel: +1 917 533 3268

Kminarovich@ChristensenIR.com

Jenny Wu

Tel: +852 9503 0673

Jwu@ChristensenIR.com